Exhibit 1

Directors’ Circular

RECOMMENDING

REJECTION

OF THE OFFER BY

SHERRITT COAL ACQUISITION INC.

TO PURCHASE ALL OF THE COMMON SHARES

OF

Fording Inc.

The Board of Directors unanimously recommends that Shareholders REJECT the Offer and NOT TENDER their Common Shares.

Notice To Non-Canadian Residents

The Offer is in respect of securities of a Canadian issuer, and while the issuer is subject to continuous disclosure requirements in Canada, investors should be aware that these requirements are different from those in the United States and other non-Canadian jurisdictions. Financial Statements included herein, if any, have been prepared in accordance with Canadian generally accepted accounting principles and therefore may not be comparable to financial statements of United States or other non-Canadian companies. The enforcement by non-Canadian investors of civil liabilities under United States federal securities laws, or under other non-Canadian laws, may be affected by the fact that the Corporation is a Canadian corporation, that most of its directors and officers are Canadian residents and that a majority of it assets are located in Canada.

NOVEMBER 6, 2002

GLOSSARY
SUMMARY INFORMATION
DIRECTORS’ CIRCULAR
FORDING
REASONS FOR RECOMMENDATION
The Offer Does Not Reflect the Underlying Value of Fording Common Shares
The Offer is Financially Inadequate
The Offer Ignores Fording’s Announced Conversion into an Income Trust
The Offer is Highly Leveraged and Dependent on Financing
The Offer Contains Inadequate Disclosure
The Offer is Highly Conditional to the Benefit of the Offeror
The Offer Could Cause Shareholders to Lose Their Right to Vote by Proxy on the Conversion
The Timing of the Offer is Opportunistic
Shareholders Who Tender Forfeit the December Dividend to the Offeror
The Offer Involves Regulatory Uncertainty
BACKGROUND TO THE CONVERSION AND THE OFFER
CONVERSION TO INCOME TRUST
SHAREHOLDER RIGHTS PLAN
INTENTIONS OF DIRECTORS, OFFICERS AND CERTAIN SHAREHOLDERS OF FORDING WITH RESPECT TO THE OFFER
PRINCIPAL SHAREHOLDERS OF FORDING
DIRECTORS AND OFFICERS OF FORDING AND OWNERSHIP OF SECURITIES
TRADING IN SECURITIES OF FORDING
ISSUANCE OF SECURITIES
ARRANGEMENTS BETWEEN FORDING AND ITS DIRECTORS AND SENIOR OFFICERS
ARRANGEMENTS BETWEEN SHERRITT, TEACHERS OR THE OFFEROR AND DIRECTORS, SENIOR OFFICERS AND SHAREHOLDERS OF FORDING
INTEREST OF DIRECTORS AND SENIOR OFFICERS OF FORDING IN MATERIAL CONTRACTS OF SHERRITT, TEACHERS OR THE OFFEROR
OWNERSHIP OF SECURITIES OF SHERRITT, TEACHERS OR THE OFFEROR
MATERIAL CHANGES
STATUTORY RIGHTS OF ACTION
OTHER INFORMATION
APPROVAL OF DIRECTORS’ CIRCULAR
CERTIFICATE
SCHEDULE “A”
SCHEDULE “B”
SCHEDULE “C”
SCHEDULE “D”
Directors' Circular
Press Release

November 6, 2002

Dear Shareholder:

Re:	Unsolicited Take-over Bid by Sherritt Coal Acquisition Inc.

      You recently received an unsolicited, below-market offer (the “Offer”) from Sherritt Coal Acquisition Inc. (the “Offeror”) to purchase all of the common shares (“Common Shares”) of Fording Inc. (“Fording” or the “Corporation”) for $29.00 per Common Share.

      The Board of Directors of Fording unanimously recommends that you REJECT the Offer and NOT TENDER your Common Shares.

      The Board of Directors continues to be of the view that the proposed income trust conversion announced by the Corporation on Monday, October 21, 2002 (the “Conversion”) is in the best interests of Shareholders and offers superior value in comparison to the Offer. Further, the decision to pursue the Conversion does not preclude other value enhancing alternatives that Fording’s Board of Directors and its financial advisors will continue to canvass and evaluate.

      The Board of Directors, assisted by its financial and legal advisors, has carefully considered the Offer, and unanimously determined that the Offer is inadequate, fails to reflect the underlying value and prospects of Fording, and is not in the best interests of the Corporation or its Shareholders. In reaching its conclusions, the principal considerations of the Board of Directors were:

•	the Offer is substantially lower than the current market price of Fording’s Common Shares;

•	the opinion of RBC Capital Markets, which concluded that the consideration under the Offer is inadequate from a financial point of view to the Shareholders, other than the Offeror and its affiliates;

•	the conclusion of the Board of Directors, that the consideration offered pursuant to the Offer is not fair to Shareholders, other than the Offeror and its affiliates, is not in the best interests of the Corporation and does not recognize the underlying value, record of performance and future prospects of Fording;

•	advice from RBC Capital Markets that the Conversion is superior, from a financial point of view, to the Offer — see “Conversion to Income Trust” on page 9 of the Directors’ Circular;

•	the conclusion of the Board of Directors that the Conversion is superior to the Offer;

•	the Offer is highly leveraged and is dependent on proceeds from loan facilities and a sale of Fording’s assets. The Board of Directors is concerned the Offeror may not have committed financing to take up and pay for Common Shares deposited to the Offer;

•	the Offer contains materially inadequate disclosure regarding the Offeror’s plans for Fording, including its proposal to sell Fording assets to a related party of the Offeror to finance the Offer, its statement that it might incorporate Fording’s metallurgical coal assets into an income trust, and proposed changes to Fording’s corporate structure and management;

•	the Offer is highly conditional and the Offeror has reserved for itself the right to determine, in its sole discretion, whether various conditions have been met, in effect providing the Offeror with an option to acquire control of Fording while leaving the risk of multiple contingencies on Fording’s Shareholders;

•	the Letter of Transmittal accompanying the Offer operates such that once a Shareholder signs the letter and deposits its Common Shares to the Offer, such Shareholder’s right to vote those shares by proxy may be extinguished notwithstanding that the Offeror has not taken up and paid for the deposited Common Shares. In such circumstances, the depositing Shareholder may not be able to vote its Common Shares by proxy at the meeting which has been called to consider the Conversion;

•	the Offer was opportunistically timed to take advantage of a decline in the stock market price of the Common Shares; and

•	there is uncertainty regarding whether completion of the Offer would be permitted under the Competition Act and, if so, on what terms.

      Fording’s directors and senior officers have advised that they will not accept the Offer.

      The Information Circular regarding the Conversion will be mailed to Shareholders later this month. Shareholders are advised NOT TO TENDER their Common Shares to the Offer until they have reviewed the Information Circular regarding Fording’s Conversion, or if and until, the Board of Directors changes its recommendation.

      Furthermore, in light of the highly conditional nature of the Offer and its attempt to extinguish the right of depositing Shareholders to vote their Common Shares by proxy prior to take up and payment by the Offeror, Shareholders are urged not to tender their Common Shares to the Offer, in any event, until after the meeting of Shareholders at which the Conversion will be considered.

      The Board of Directors continues to canvass and evaluate value enhancing alternatives, in addition to the conversion of the Corporation into an income trust, in order to maximize Shareholder value.

      We urge you to read the enclosed material carefully. If you have any questions about the Offer, please contact our information agent, Georgeson Shareholder Communications Canada at 1-866-254-7864 for service in English or 1-866-258-7293 for service in French.

Sincerely,

Richard F. Haskayne, O.C., F.C.A.
Chairman of the Board of Directors

GLOSSARY	i
SUMMARY	S-1
DIRECTORS’ CIRCULAR	1
FORDING	1
REASONS FOR RECOMMENDATION	3
The Offer Does Not Reflect the Underlying Value of Fording Common Shares	3
The Offer is Financially Inadequate	4
The Offer Ignores Fording’s Announced Conversion into an Income Trust	4
The Offer is Highly Leveraged and Dependent on Financing	4
The Offer Contains Inadequate Disclosure	5
The Offer is Highly Conditional to the Benefit of the Offeror	5
The Offer Could Cause Shareholders to Lose Their Right to Vote by Proxy on the Conversion	5
The Timing of the Offer is Opportunistic	6
Shareholders Who Tender Forfeit the December Dividend to the Offeror	6
The Offer Involves Regulatory Uncertainty	6
BACKGROUND TO THE CONVERSION AND THE OFFER	7
CONVERSION TO INCOME TRUST	9
SHAREHOLDER RIGHTS PLAN	10
INTENTIONS OF DIRECTORS, OFFICERS AND CERTAIN SHAREHOLDERS OF FORDING WITH RESPECT TO THE OFFER	10
PRINCIPAL SHAREHOLDERS OF FORDING	11
DIRECTORS AND OFFICERS OF FORDING AND OWNERSHIP OF SECURITIES	11
TRADING IN SECURITIES OF FORDING	12
ISSUANCE OF SECURITIES	12
ARRANGEMENTS BETWEEN FORDING AND ITS DIRECTORS AND SENIOR OFFICERS	12
ARRANGEMENTS BETWEEN SHERRITT, TEACHERS OR THE OFFEROR AND DIRECTORS, SENIOR OFFICERS AND SHAREHOLDERS OF FORDING	13
INTEREST OF DIRECTORS AND SENIOR OFFICERS OF FORDING IN MATERIAL CONTRACTS OF SHERRITT, TEACHERS OR THE OFFEROR	13
OWNERSHIP OF SECURITIES OF SHERRITT, TEACHERS OR THE OFFEROR	13
MATERIAL CHANGES	13
STATUTORY RIGHTS OF ACTION	13
OTHER INFORMATION	14
APPROVAL OF DIRECTORS’ CIRCULAR	14
CERTIFICATE	15
Schedule “A” — Consent of RBC Dominion Securities Inc.	A-1
Schedule “B” — Opinion of RBC Dominion Securities Inc.	B-1
Schedule “C” — Trading in Common Shares of Fording	C-1
Schedule “D” — Securities Issued	D-1

FORWARD LOOKING STATEMENTS

      Statements in this Directors’ Circular about the Corporation’s future results, levels of activity, performance, goals, achievements, and the magnitude or quality of Fording’s mineral deposits may constitute forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in the forward-looking statements.

      Some forward-looking statements may be identified by use of words such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “seeks”, “anticipates”, “strategy”, “potential” or “continue” or the negative or other variation of these words, or other comparable words or phrases.

      Undue reliance should not be placed on forward-looking information. The Corporation cannot guarantee future results, levels of activity, performance or achievements or other events and is under no duty to update any forward-looking statements after the date of this Directors’ Circular.

      By its nature, forward-looking information involves numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and various future events will not occur. The reliability of such information is affected by, among other things, uncertainties involving geology of mineral deposits; uncertainty of estimates of their size or composition; uncertainty of projections relating to costs of production; the possibility of delays in mining activities, changes in plans with respect to exploration, development projects or capital expenditures; and various other risks including those relating to health, safety and environmental matters.

GLOSSARY

      Whenever used in this Directors’ Circular, the following words and terms have the meanings set out below.

“Board of Directors” or the “Directors” means the board of directors of Fording.

“CBCA” means the Canada Business Corporations Act.

“coal year” means the twelve month period commencing on April 1st and ending on March 31st.

“Common Shares” means common shares in the capital of Fording.

“Conversion” means the proposed reorganization of Fording into an income trust.

“Expiry Time” means 11:59 p.m. (Eastern time) on December 27, 2002, the time at which the Offer expires unless extended or withdrawn prior to that time.

“Fording” or the “Corporation” means Fording Inc., a corporation existing under the laws of Canada.

“Fording Income Trust” means a trust established under the laws of Alberta for the purpose of effecting the Conversion.

“Information Circular” means the Notice of Meeting and Management Information Circular that Fording will mail to its securityholders in connection with the Conversion.

“Letter of Transmittal” means the form of letter of transmittal accompanying the Offering Circular.

“manshift” means a measure of time paid and worked by an employee in eight hour increments.

“metallurgical coal” means the various grades of coal suitable for making steel in the integrated steel mill process, such as coking coal, which is used to make coke, and PCI coal, which is used for its calorific value.

“mine mouth operation” means an operation whereby coal from a mine is directly supplied to an adjacent power plant.

“Offer” means the unsolicited offer by Sherritt Coal Acquisition Inc. made on October 25, 2002 for all of the outstanding Common Shares for $29.00 in cash per Common Share.

“Offering Circular” means the Offer, dated October 25, 2002, and the accompanying Take-Over Bid Circular.

“Offeror” means Sherritt Coal Acquisition Inc., a corporation existing under the laws of Canada that is wholly-owned by the Partnership.

“Partners” means, collectively, Sherritt and Teachers.

“Partnership” means the Sherritt Coal Partnership II, an Ontario partnership, the partners of which are subsidiaries of each of Sherritt and Teachers.

“RBC” means RBC Dominion Securities Inc., a member company of RBC Capital Markets.

“S&P/TSX Composite Index” means the large capitalization index for Canadian equity markets.

“seaborne metallurgical coal” means metallurgical coal that is exported by ocean going ship from the producing country to the consuming country.

“Shareholders” means the holders of Common Shares.

“Sherritt” means Sherritt International Corporation, a corporation existing under the laws of Canada.

“Teachers” means the Ontario Teachers’ Pension Plan Board, a non-share capital corporation organized under the laws of Ontario.

“tonne” means a metric tonne. Unless expressly stated otherwise, the metric tonne is the unit of measure used in this document.

“tripoli” is a naturally occurring microcrystalline form of silica used in a variety of industrial applications.

“TSX” means the Toronto Stock Exchange.

“Units” means units of the Fording Income Trust.

“wollastonite” is a naturally occurring calcium silicate used in a variety of industrial applications.

i

SUMMARY INFORMATION

The information set out below is intended as a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors’ Circular. Certain capitalized terms used in this summary have the meanings ascribed to them in the Glossary.

The Offer:	Sherritt Coal Acquisition Inc. has offered to purchase all of the Common Shares of Fording Inc. for $29.00 in cash per Common Share.

Recommendation of the Directors:	The Board of Directors unanimously recommends that Shareholders REJECT the Offer and NOT TENDER their Common Shares.

The Information Circular regarding the conversion of Fording into an income trust will be mailed to Shareholders later this month. The Board of Directors recommends that Shareholders carefully consider the contents of the Information Circular.

Reasons for Rejection:	The principal reasons for the recommendation of the Board of Directors that Shareholders REJECT the Offer and NOT TENDER their Common Shares to the Offer are:

• the Offer is substantially lower than the current market price of Fording’s Common Shares;

• the opinion of RBC, which concluded that the Offer is inadequate from a financial point of view to Shareholders, other than the Offeror and its affiliates;

• the conclusion of the Board of Directors that the consideration offered pursuant to the Offer is not fair to Shareholders, other than the Offeror and its affiliates, is not in the best interests of the Corporation and does not recognize the underlying value, record of performance and future prospects of Fording;

• advice from RBC that the Conversion is superior, from a financial point of view, to the Offer;

• the conclusion of the Board of Directors that the Conversion is superior to the Offer;

• the Offer is highly leveraged and is dependent on proceeds from loan facilities and a sale of Fording’s assets. The Board of Directors is concerned that the Offeror may not have committed financing to take up and pay for Common Shares deposited to the Offer;

• the Offer contains materially inadequate disclosure regarding the Offeror’s plans for Fording, including its proposal to sell Fording assets to a related party of the Offeror to finance the Offer, its statement that it might incorporate Fording’s metallurgical coal assets into an income trust, and proposed changes to Fording’s corporate structure and management;

• the Offer is highly conditional and the Offeror has reserved for itself the right to determine, in its sole discretion, whether various conditions have been met, in effect providing the Offeror with an option to acquire control of Fording while leaving the risk of multiple contingencies on Fording’s Shareholders;

• the Letter of Transmittal accompanying the Offer operates such that once a Shareholder signs the letter and deposits its Common Shares to the Offer, such Shareholder’s right to vote those shares by proxy may be extinguished notwithstanding that the Offeror has not taken up and paid for the deposited Common Shares. In such circumstances, the depositing Shareholder may not be able to vote its Common Shares by proxy at the meeting which has been called to consider the Conversion;

• the Offer was opportunistically timed to take advantage of a decline in the stock market price of the Common Shares; and

• there is uncertainty regarding whether completion of the Offer would be permitted under the Competition Act and, if so, on what terms.

Rejection of the Offer:	The Board of Directors has been informed that, as of the date of this Directors’ Circular, each of the directors and officers of Fording has rejected or intends to reject the Offer.

S-2

DIRECTORS’ CIRCULAR

      This Directors’ Circular is issued by the Board of Directors in connection with the Offer to purchase all of the outstanding Common Shares including Common Shares that may become outstanding upon the exercise of stock options, upon the terms and subject to the conditions set forth in the Offering Circular. The consideration under the Offer is $29.00 in cash for each Common Share. The expiry time of the Offer is 11:59 p.m. (Eastern time) on December 27, 2002 (the “Expiry Time”), unless withdrawn or extended.

      All information provided in this Directors’ Circular relating to the Offeror, Sherritt, Teachers and the Partnership is based on public information disclosed in the Offering Circular or made available by the Offeror, Sherritt, Teachers, the Partnership or their respective affiliates. While the Board of Directors has no reason to believe that such information is inaccurate, the Board of Directors does not assume any responsibility for the accuracy or completeness of such information. All dollar amounts in this Directors’ Circular are expressed in Canadian dollars, unless otherwise indicated.

FORDING

      Fording, through its wholly-owned subsidiaries, produces metallurgical and thermal coal as well as wollastonite, tripoli and other industrial minerals at locations in Canada, the U.S. and Mexico. Fording sells metallurgical coal and industrial minerals to various customers throughout the world. Substantially all of Fording’s thermal coal production is provided under contract for mine mouth operations near power plants, although a small amount of thermal coal is exported to customers in Asia. Fording has extensive holdings of metallurgical coal in British Columbia, thermal coal and potash in Western Canada, and wollastonite and tripoli in the United States and Mexico.

      Fording has three operating segments, Mountain Operations, Prairie Operations and Industrial Minerals Operations.

Mountain Operations

      The Mountain Operations mine and process primarily metallurgical coal, principally for export, from the Fording River, Greenhills and Coal Mountain mines, all of which are located in the Elk Valley region of British Columbia. In 2001, the Mountain Operations accounted for approximately 87% of Fording’s operating revenue with its share of production being 15.8 million tonnes and sales of 15.0 million tonnes. Fording’s strategic objectives for the Mountain Operations are to continue to grow market share while improving profitability. To achieve these objectives, Fording will continue to focus its efforts on increasing sales levels, improving productivity and minimizing production costs.

Prairie Operations

      The Prairie Operations mine thermal coal from mine mouth operations near power plants from two mines at Genesee and Whitewood, both of which are located in central Alberta. In 2001, these mines produced approximately 6 million tonnes of thermal coal. The Prairie Operations also collect royalties from third party mining of Fording’s mineral properties at locations throughout the Prairie provinces. Fording recently announced that it had been awarded a five year contract by TransAlta Corporation to operate the Highvale and Whitewood mines in west-central Alberta, which deliver approximately 15 million tonnes to the Sundance, Keephills and Wabamun generation operating stations. In 2001, the Prairie Operations accounted for approximately 8% of Fording’s operating revenue. Fording’s strategic objectives for the Prairie Operations are to develop its extensive thermal coal holdings in order to supply new and existing power generation projects and to capitalize on Fording’s industry-leading productivity to secure additional mining contracts.

Industrial Minerals Operations

      The Industrial Minerals Operations mine and process wollastonite and other industrial minerals from two operations in the United States, NYCO Minerals, Inc. and American Tripoli, Inc., and one operation in Mexico, Minera NYCO S.A. de C.V. In 2001, the Industrial Minerals Operations accounted for approximately 5% of Fording’s operating revenue.

      In the Industrial Minerals Operations, Fording’s objectives are to focus on the more profitable high value wollastonite and tripoli markets while increasing its competitiveness in lower value markets, and to develop new applications for wollastonite in order to utilize Fording’s productive capacity at its current facilities and its extensive, high quality mineral deposits.

Principal Strengths of the Corporation

      Fording has achieved a solid record of performance. The Board of Directors believes that the success Fording has enjoyed to date reflects the Corporation’s principal strengths, which include the following:

•	Fording’s position as Canada’s largest and most productive producer of metallurgical coal for export;

•	Fording’s position as the largest Canadian producer of thermal coal following the recent award of the Highvale contract to the Corporation;

•	Fording’s position as the world’s second largest seaborne metallurgical coal producer and the world’s largest producer of wollastonite;

•	Fording’s extensive reserves of metallurgical coal, thermal coal, potash, wollastonite, tripoli and other minerals;

•	Fording’s international reputation as a productive, reliable, low-cost producer of high quality metallurgical coal, thermal coal and wollastonite;

•	the strategic value of and potential royalty stream from Fording’s untapped and extensive non-producing reserves;

•	an experienced management team with an extensive knowledge of Fording’s operations and properties who has demonstrated a continued ability to increase production, improve productivity and lower operating costs;

•	management’s proven track record in the coal and wollastonite industries;

•	Fording’s mature and experienced work force;

•	the productivity of Fording’s metallurgical coal operations as illustrated in the following chart:

Metallurgical Clean Coal Productivity1

(tonnes of clean coal produced per manshift)

1.	The information contained in the foregoing chart is derived from publicly available sources.

•	the long term relationships that Fording has developed with major consumers of metallurgical coal throughout the world;

•	Fording’s ability to produce significant amounts of metallurgical coal makes it a strategic alternative to the Australian coal producers; and

•	Fording’s low level of debt, history of positive cash flows, uninterrupted years of profitability and low sustaining capital expenditures.

      The Corporation’s reserves of economic high-quality coal and wollastonite are considerable, providing opportunities to expand its markets as world demand for affordable energy and steel production continues to increase, along with the need for specialized industrial minerals.

      Fording became an independent, publicly owned company in October 2001, following the reorganization of Canadian Pacific Limited.

      Fording’s Common Shares are traded on the Toronto and New York stock exchanges under the symbol “FDG” and are included in the S&P/TSX Composite Index.

REJECTION RECOMMENDATION

The Board of Directors unanimously recommends that Shareholders

REJECT the Offer and NOT TENDER their Common Shares.

      The Information Circular regarding the conversion of Fording into an income trust will be mailed to Shareholders later this month. The Board of Directors recommends that Shareholders carefully consider the contents of the Information Circular.

REASONS FOR RECOMMENDATION

      The Board of Directors, assisted by its financial and legal advisors, has carefully considered all aspects of the Offer. The Board of Directors believes that the Offer is inadequate and would, if successful, enable the Offeror to acquire control of Fording at a discount to its current trading price and without paying an appropriate premium for the acquisition of control.

      The Board of Directors also believes that the below-market Offer fails to recognize Fording’s immediate and long term value and prospects, and in particular, the enhancement of Shareholder value as a consequence of the announced conversion of the Corporation into an income trust.

      In unanimously concluding that the Offer is inadequate and not in the best interests of Fording or its Shareholders, the Board of Directors identified a number of factors as being the most relevant, including the following.

The Offer Does Not Reflect the Underlying Value of Fording Common Shares

      The Board of Directors believes that the Offer does not reflect the value of the Common Shares for the following reasons.

•	The Offer represents a substantial discount to the current market price of the Common Shares. Since the announcement of the Offer and the Conversion, the Common Shares have traded between $30.25 and $33.00, exceeding the Offer price by a significant margin.

•	The Offer represents only an 11.6% premium to the pre-announcement market price of the Common Shares on the TSX of $25.99 per Common Share on October 18, 2002.

•	The conversion of Fording into an income trust is expected to establish a trading range higher than the Offer price. According to the Bloomberg news service, seven research analysts have published research on the Conversion and estimate that, were the Conversion to be effected, the Units of the Fording Income Trust would trade in the range of $30 to $40, with an average estimate of $34. The research analyst price estimates are not estimates prepared or adopted by Fording. There can be no assurance that these estimates will prove to be accurate.

•	The Offer does not reflect the strengthening conditions in Fording’s primary markets and Fording’s opportunity to improve sales volumes going forward.

•	Fording is able to increase its anticipated 2002 sales volumes of 13 million tonnes to 16 million tonnes per annum without incurring significant capital costs. With the announced closure of two Canadian metallurgical coal mines and improving demand conditions, there are good opportunities to improve Fording’s sales volumes going forward.

•	The Offer does not adequately take into consideration the Corporation’s strong balance sheet, low level of debt, history of strong cash flows and experienced management team. Furthermore, the Offer does not reflect Fording’s proven track record as a low cost producer, or its record of profitability and extensive undeveloped coal, industrial minerals and potash holdings.

The Offer is Financially Inadequate

      The Board of Directors has retained RBC to assess, among other things, the Offer and to provide advice to the Board of Directors as to the adequacy of the Offer, from a financial point of view, to the holders of Common Shares, other than the Offeror and its affiliates.

      In this regard, RBC has delivered a written opinion to the Board of Directors concluding that the consideration offered under the Offer is inadequate, from a financial point of view, to holders of Common Shares, other than the Offeror and its affiliates. A copy of the inadequacy opinion of RBC is attached as Schedule “B” to this Directors’ Circular. The full text of the opinion is incorporated herein by reference and should be reviewed and considered in its entirety in conjunction with a review of the Directors’ Circular. The RBC opinion was prepared solely for the Board of Directors in its consideration of the Offer.

      The Board of Directors unanimously concurs with the views of RBC, has authorized the inclusion of the RBC opinion in this Directors’ Circular and adopts the views of RBC as one of the reasons for its recommendation that the Offer be rejected.

The Offer Ignores Fording’s Announced Conversion into an Income Trust

      The Board of Directors, management and Fording’s advisors have been working for several months on the conversion of Fording into an income trust. Having completed an extensive process with respect to the Conversion and considered alternatives to such a transaction, the Board of Directors believes the Offer price does not reflect the enhanced value available to Shareholders through converting the Corporation into an income trust. See “Background to the Conversion and the Offer” on page 7 and “Conversion to Income Trust” on page 9 of this Directors’ Circular.

      The Board of Directors has unanimously determined that the Conversion is superior to the Offer. In addition, RBC has provided advice to the Board of Directors that the Conversion is superior, from a financial point of view, to the Offer.

      Further, the decision to pursue the Conversion does not preclude other value enhancing alternatives that Fording’s Board of Directors and its financial advisors will continue to canvass and evaluate.

The Offer is Highly Leveraged and Dependent on Financing

      The Offer is highly leveraged because of the extensive borrowings required by the Offeror to complete the Offer. The Offeror has failed to provide adequate details concerning the terms of such borrowings. The minimal information that has been disclosed in the Offering Circular raises doubts that the Offeror has committed financing to take up and pay for all of the Common Shares subject to the Offer. Specifically, the Offering Circular does not fully disclose the terms and conditions, rates of interest, circumstances of repayment and the proposed method of repayment that are required to be disclosed by applicable securities regulations.

      Further, it appears from the disclosure contained in the Offering Circular that the financing arrangements are non-recourse and have not been guaranteed by Sherritt and Teachers, casting further doubt on the availability of the required financing.

      The Offeror’s ability to pay for Common Shares tendered to the Offer is contingent upon its ability to enter into definitive financing arrangements with undisclosed lenders with respect to the following:

•	a bridge loan facility in the amount of up to $565 million;

•	a $250 million asset purchase arrangement (the “Asset Purchase”) with a related party, Luscar Coal Ltd. (“LCL”), for certain unidentified assets of Fording on terms yet to be finalized;

•	a financing arrangement between an entity simply described as “Luscar” and an undisclosed lender for the provision of financing necessary to effect the Asset Purchase on terms yet to be finalized; and

•	a subordinated loan facility to finance the balance of the amounts payable under the Offer on terms yet to be finalized.

      The Board of Directors is concerned that the Offeror has not disclosed the material terms of the arrangements, and that the financing may be subject to numerous conditions.

      The suggestion in the Offering Circular that the commitments will be subject to “customary” conditions is misleading because such purported customary terms are not known to the Shareholders and could materially affect the ability of the Offeror to take up and pay for the Common Shares.

      Specifically, the Board of Directors has been advised by its financial and legal advisors that there are no customary rates of interest, covenant packages, conditions or fees for 15 year subordinated and unsecured credit facilities in either the Canadian or U.S. debt markets.

The Offer Contains Inadequate Disclosure

      Applicable securities regulations require the Offeror to disclose, among other things, the particulars of any plans or proposals of the Offeror for material changes in the affairs of the Corporation, including any sale of all, or a substantial part of its assets, an amalgamation with another entity, or any material changes to the business, corporate structure, management or personnel.

      The Offer contains materially inadequate disclosure regarding the Offeror’s plans for Fording, its anticipated sale of Fording assets to a related party of the Offeror to finance the Offer, its asserted possible combination of Fording’s metallurgical coal assets with or as part of an income trust and any proposed changes to Fording’s corporate structure and management. The Offering Circular also fails to properly disclose the terms of the relationship between the Partners of the Partnership.

      The Offeror is also required to disclose the source of any funds to be used for payment of the Common Shares, the terms of any loan used to pay for the Common Shares, the circumstances under which the loan must be repaid and the proposed method of repayment.

      As discussed above, the Offeror has failed to disclose the material terms, the events of default, financial conditions, and the restrictive and negative covenants of any loan agreements or commitments it may have executed in connection with the Offer.

      See “The Offer is Highly Leveraged and Dependent on Financing” at page 4 of this Directors’ Circular.

The Offer is Highly Conditional to the Benefit of the Offeror

      The highly conditional nature of the Offer allows the Offeror to terminate its Offer virtually at will. The conditions are for the exclusive benefit of the Offeror and provide the Offeror with the right to withdraw or terminate the Offer, in effect giving the Offeror an option as to whether or not to acquire the Corporation.

      The Offering Circular contains numerous conditions that must either be satisfied or waived by the Offeror before it will be obligated to take up and pay for any Common Shares deposited. Most of these conditions provide very broad discretion in favour of the Offeror to determine “in its sole discretion” whether certain events have or have not occurred.

The Offer Could Cause Shareholders to Lose Their Right to Vote by Proxy on the Conversion

      The Letter of Transmittal accompanying the Offer provides that the depositing Shareholder revokes any authority granted with respect to deposited Common Shares and prohibits such Shareholder from granting any such authority, including authority to vote by proxy, in the future. While other provisions of the Letter of Transmittal are stated to be effective only when the deposited Common Shares are taken up and paid for, the prohibition against granting future proxies is effective unless the deposited Common Shares are not taken up and paid for under the Offer.

      In effect, this provision of the Letter of Transmittal purports to operate as a covenant to withhold future proxies. Accordingly, Shareholders who execute a Letter of Transmittal may be prevented from voting by proxy at the upcoming Special Meeting of Shareholders regarding the Conversion.

      The Offeror makes no mention of this effect in its Offering Circular.

      In light of the highly conditional nature of the Offer and its purported attempt to extinguish certain Shareholders’ rights to vote their Common Share by proxy prior to take up and payment by the Offeror, Shareholders are urged not to tender their Common Shares to the Offer, in any event, until after the meeting of Shareholders at which the Conversion will be considered.

The Timing of the Offer is Opportunistic

      The Offer was opportunistically timed to take advantage of a period of decline in the stock market price of the Common Shares. Prior to the announcement of the Offer and the Conversion, the Common Shares were near their 12 month lows, down from their 12 month high of $32.75 per Common Share.

      The Board of Directors believes that the Offer has been timed to take advantage of a decline in the market price of the Common Shares.

      In that regard, the market has clearly recognized that the Offer is inadequate. Since the announcement of Fording’s intention to effect the Conversion, the market price of the Common Shares has climbed well beyond the Offer price of $29.00 per Common Share. See “Conversion to Income Trust” on page 9 of this Directors’ Circular.

Shareholders Who Tender Forfeit the December Dividend to the Offeror

      Under the Offer and the Letter of Transmittal, the benefit of distributions, including dividends, declared or paid by Fording following the date of the Offer, will purportedly flow to the Offeror rather than to the Shareholder.

      On October 22, 2002 Fording announced a quarterly dividend of $0.15 per Common Share to be paid on December 16, 2002 to the Shareholders of record at the close of business on November 20, 2002. Shareholders who tender their Common Shares to the Offeror will not receive the benefit of this dividend because the amount of the dividend will be deducted from the $29.00 Offer price per Common Share, leaving an Offer price of $28.85. The Offeror should clarify its intentions in this regard.

The Offer Involves Regulatory Uncertainty

Competition Laws

      The Canadian Competition Act requires pre-merger notification of certain transactions that exceed defined thresholds. The Offer is such a transaction and the Offeror has stated that it intends to make a short-form filing in respect of the Offer. The Offeror has also stated that it may make a long-form filing in the alternative, or in addition to, a short-form filing. If the Offeror makes a long-form filing there is a 42 day statutory waiting period during which the Offeror will not be permitted to take up and pay for any Common Shares deposited under the Offer unless the waiting period is waived or otherwise terminated in accordance with the Competition Act. If the Offeror makes a short-form filing, there is a 14 day statutory waiting period, unless the Commissioner of Competition appointed under the Competition Act (the “Commissioner”) requires that the parties make a long-form filing, thereby extending the waiting period for a further 42 days following receipt of the long-form filing.

      The Competition Act requires that, once the Commissioner receives a short-form or long-form filing from the Offeror, the Commissioner shall immediately notify Fording. As of November 5, 2002, Fording has not received such notice. Accordingly, Fording believes that the Offeror has not yet made the required filing under the Competition Act and the applicable waiting period has not yet commenced. Unless and until the requisite filing (or filings) is (are) made, there can be no assurance that the waiting period(s) will have expired prior to the Expiry Time.

      The Offer is also conditional on the Commissioner either (a) having advised the Offeror that he does not intend to oppose the purchase of the Common Shares or (b) having issued an advance ruling certificate in respect of the purchase of the Common Shares. Whether or not the waiting period has expired, there can be no assurance that the Commissioner will have completed his review of the Offer prior to the Expiry Time. Based on publicly available information concerning the acquisition in 1998 by Luscar Coal Income Fund of the units of Manalta Coal Income Trust (the “Manalta Acquisition”), Fording believes that the Commissioner’s review of the Manalta Acquisition took approximately 51 days. Fording believes that the Offer raises competition issues that are potentially more complex than the competition issues that may have arisen in the Manalta Acquisition. Further, there can be no assurance that the Commissioner will not oppose the Offeror’s purchase of the Common Shares or seek to require the Offeror or Fording to divest assets or take other actions before the Offeror purchases the Common Shares.

      Fording believes that the Offeror may also be required to make similar regulatory filings in other jurisdictions. The Offer does not indicate that the Offeror has made or will make regulatory filings in any jurisdictions other than Canada.

U.S. Government Restrictions Relating to Sherritt

      Shareholders considering the Offer should take into account the significant issues arising out of the U.S. Government’s restrictions relating to Sherritt. These issues will be relevant (a) if following completion of the Offer, the Offeror is not able to or chooses not to effect either a compulsory acquisition or other second stage transaction resulting in persons other than the Offeror continuing to hold Common Shares, (b) if the Offeror amends its Offer to include as consideration Sherritt securities, or (c) if the Offeror proposes an income trust, which would include “tainted” Sherritt assets that are subject to such restrictions.

      In connection with an interest in a nickel mine in Cuba, Sherritt is subject to significant potential liability under applicable U.S. law for trafficking in confiscated property that has been expropriated by the Cuban government. While the effectiveness of such laws has currently been suspended by President George W. Bush, if the Offeror acquires control of Fording, it would be possible upon an expiration of such suspension that the assets of Fording located in the U.S. could be seized to satisfy a judgment against Sherritt under such law. Further, Fording believes that Sherritt’s Chairman, Ian Delaney and other officers of Sherritt, are currently prohibited from entering the U.S. The inability of Mr. Delaney and such officers to travel to the U.S. could have an adverse effect on their ability to manage the U.S. operations of Fording.

      The foregoing discussion of the factors considered by the Board of Directors is not intended to be exhaustive, but rather addresses all of the material information and factors considered by the Board of Directors in its review and consideration of the Offer.

BACKGROUND TO THE CONVERSION AND THE OFFER

      The income trust structure, and its application to the Corporation, was first raised for discussion at the Board of Directors meeting that followed the Corporation’s Annual and Special Meeting on April 15, 2002.

      The Board of Directors met again on July 23, 2002. At that meeting, management made a presentation summarizing their long term plan for Fording. Following such presentation, certain members of the Board of Directors noted that the Corporation embodied many of the characteristics that would make a conversion into an income trust value enhancing for Shareholders and management was directed to study such structure.

      On July 29, 2002, members of management met with representatives of RBC and Osler, Hoskin & Harcourt LLP to discuss, in general terms, the income trust structure. At that meeting, management instructed its advisors to proceed with further analysis. On August 1, 2002, Mr. Richard Haskayne, the Chairman of the Board of Directors, and Mr. Allen Hagerman, the Chief Financial Officer, met with representatives of RBC to discuss the income trust structure and its application to Fording.

      On September 18, 2002, RBC and Osler, Hoskin & Harcourt LLP met with management for the purposes of presenting their analysis. The presentation included a discussion of the manner in which such a transaction could be undertaken, the strategic implications of converting into an income trust and the potential value enhancement for Shareholders. As a result of the September 18, 2002 meeting, management determined that the income trust structure had merit and ought to be considered further.

      On September 25, 2002, the Board of Directors met and received management’s recommendation that further work be undertaken in order to validate the benefits of the Conversion. After deliberation, the Board of Directors accepted management’s recommendation and directed management to work with the Corporation’s professional advisors to consider in detail the advisability of proceeding with a conversion transaction. In particular, management was directed to identify any obstacles that would make a conversion into an income trust problematic and/or which would reduce the anticipated benefits of such a transaction. It was intended that management, working with the Corporation’s professional advisors, would prepare a report that would permit the Board of Directors to make an informed decision on the income trust structure.

      During the three week period ended Saturday, October 19, 2002, management, Osler, Hoskin & Harcourt LLP and RBC met on numerous occasions to consider the benefits and issues associated with converting Fording into an income trust. In particular, the working group examined the anticipated effect of the Conversion on the Corporation’s existing commercial arrangements, including Fording’s obligations under the Canadian Pacific Limited arrangement agreement pursuant to which Fording became a public company. In addition, the working group considered a number of forms of income trust in order to identify a structure that was efficient in returning cash flow to Shareholders and that permitted operational flexibility. Concurrent with that process, RBC considered the economics of an income trust structure as well as whether alternative forms of transactions, including the sale of the Corporation, would result in greater value enhancement for Shareholders. As a result of those efforts, extensive written materials were assembled and delivered to the Board of Directors on the morning of October 19, 2002. The report to the Board of Directors concluded that there were no material obstacles that would preclude the Corporation from proceeding with the Conversion and that such a transaction would be in the best interests of Shareholders. Further, the Board of Directors was advised that the Conversion would not preclude other types of value enhancing transactions. It was originally anticipated that the Board of Directors would meet with the working group on October 23, 2002 to discuss the written materials that had been delivered earlier.

      On the morning of October 21, 2002, the Directors were advised by Mr. Richard Haskayne, Chairman of the Board of Directors, that the Partnership had announced an intention to make the Offer. Immediately prior to the Partnership’s public announcement of the Offer, Mr. Ian Delaney, Chairman of Sherritt, and Mr. Brian Gibson, a Senior Vice President of Teachers, contacted Mr. Haskayne to advise him of the pending announcement. Prior to that call, no representatives of either Sherritt or Teachers had contacted Fording to discuss the possibility of a negotiated transaction.

      At approximately 10:00 a.m., Mr. Haskayne convened a meeting of the Board of Directors, with all Directors present, to consider both the Offer and the proposed Conversion. Shortly thereafter, the Board of Directors invited Fording’s professional advisors to join the meeting. At that time, representatives of Osler, Hoskin & Harcourt LLP advised the Board of Directors as to their duties in the circumstances. Osler, Hoskin & Harcourt LLP also confirmed that neither they, nor RBC, was subject to any conflict of interest that would preclude them from advising the Corporation in connection with both the Offer and the Conversion. Thereafter, RBC provided an overview of the Offer and Osler, Hoskin & Harcourt LLP advised the Board of Directors as to the process going forward and when the Board of Directors’ formal response to the Offer would be required.

      The Board of Directors then determined to consider the Conversion at that time, as opposed to delaying such consideration until the scheduled October 23, 2002 meeting, and received presentations on the Conversion proposal from both management and the Corporation’s professional advisors. In particular, RBC advised that the consideration offered pursuant to the proposed Conversion was fair, from a financial perspective, to the Corporation and its Shareholders. RBC also expressed the view that the proposed Conversion was superior, from a financial point of view, to the Offer. At the conclusion of that meeting and after significant deliberation, including in camera sessions in the absence of management, the Board of Directors determined to announce the Corporation’s intention to proceed with a Conversion transaction and a press release was issued.

      The press release summarized the Board of Directors’ conclusions regarding the proposed Conversion (referred to in such press release as the “Arrangement”) and stated in part:

“The Board has determined that the Arrangement is in the best interests of the Company and its securityholders. Accordingly, the Board recommends approval of the Arrangement by securityholders. In making its recommendation, the Board considered a number of factors. In addition to the opinion provided by RBC Capital Markets, the Board is of the view that the income trust structure provides an effective model for both the support of operations and the return of available cash flow to unitholders of the Trust and is a more efficient structure to return cash flow to Shareholders than would be available under the current corporate structure.”

      The press release also contained the Board of Directors’ preliminary view on the Offer:

“From the Board’s perspective, the offer, as described in today’s press release, is opportunistic, completely inadequate and fails to reflect the underlying value of the Company. We do not believe this offer is in the interest of Fording’s Shareholders. However, should a formal offer be received, Fording’s Board will review it and respond in the appropriate manner.”

      On October 23, 2002, counsel to the Offeror made a formal request for the Fording Shareholder list.

      On October 25, 2002, the Offeror published a Notice of Offer to Purchase for Cash all of the outstanding Common Shares of the Corporation at a price of $29.00 per Common Share, thereby commencing the Offer.

      Later on October 25, 2002, the Offeror provided Fording with an electronic copy of the Offering Circular and filed it with the applicable Canadian securities regulatory authorities. On October 28, 2002, the Offering Circular was filed with the U.S. Securities and Exchange Commission. In its press release dated October 25, 2002 announcing the commencement of the Offer, the Partnership indicated that it was also considering an enhancement to the Offer to provide Shareholders with the opportunity to receive certificates exchangeable for trust units of a new income trust comprised of selected export coal assets owned by the Luscar Energy Partnership and the metallurgical coal assets of Fording. The Partnership also announced in its press release that it may decide to present a further alternative for consideration by the Shareholders.

      On that same day, Mr. Richard Haskayne, Chairman of the Board of Directors, convened a Board of Directors meeting in order to discuss the Offer. During the meeting, RBC reconfirmed its earlier advice regarding the superiority of the Conversion to the Offer in terms of value enhancement. Later that evening, the Corporation issued a press release announcing that it had received the formal Offer from the Offeror and that the Board of Directors would consider it in due course. In that press release, the Board of Directors noted that at $29.00 per share, the Offer was considerably less than Fording’s then current trading price of $32.54. Fording’s Chairman, Mr. Richard Haskayne, speaking on behalf of the Board of Directors stated:

“From the Board’s perspective, the Sherritt offer is opportunistic and fails to reflect the underlying value of the Company. The Board continues to be of the view that the income trust conversion announced by the Company on Monday, October 21, 2002 is in the best interests of Shareholders. Further, the income trust conversion does not preclude future transactions and the Board will continue to evaluate the income trust conversion against other alternatives as circumstances require.”

      On the evening of October 28, 2002, a draft Directors’ Circular was forwarded to the Board of Directors for their review and consideration.

      On October 29, 2002, a Board of Directors meeting was held, with all Directors participating, together with the Corporation’s legal and financial advisors, for the purpose of discussing the draft Directors’ Circular.

      On November 1, 2002, the Corporation provided the Fording Shareholder list to the Offeror.

      On November 2, 2002, the Board of Directors was provided with written materials prepared by management and Fording’s professional advisors including a revised draft Directors’ Circular.

      On November 4, 2002, a Board of Directors meeting was held, with all Directors present, for the purpose of, among other things, approving the Directors’ Circular. Representatives of both RBC and Osler, Hoskin & Harcourt LLP were also in attendance. At that meeting, after receiving the advice of RBC that the Offer was inadequate, from a financial perspective, to Shareholders, other than the Offeror and its affiliates, the Board of Directors determined to recommend rejection of the Offer. The Board of Directors also approved the Directors’ Circular subject to making certain changes discussed at the meeting and finalization of same.

CONVERSION TO INCOME TRUST

      On October 21, 2002, Fording announced that the Board of Directors had unanimously agreed to the conversion of the Corporation into the Fording Income Trust. The goal of the Conversion is to unlock the value of the significant cash flow generated by the Corporation and to provide an enhanced platform for growth. The Conversion is proposed to be undertaken by way of a plan of arrangement (the “Arrangement”) under the CBCA. An Information Circular will be mailed to Shareholders later this month describing such transaction in detail.

      Based on the work done in advance of the October 21, 2002 Board of Directors’ meeting, the Directors have concluded that the Corporation is well suited for conversion into an income trust because of its highly profitable mines, long reserve life, low sustaining capital requirements, its ability to expand production with minimal capital expenditures and its ability to generate relatively stable cash flows over the long term. The Board of Directors has also concluded that it is in the best interests of the Corporation to convert the Corporation into an income trust structure that distributes most of its substantial cash flow to unitholders.

      RBC has provided its opinion to the Board of Directors that the consideration offered pursuant to the Conversion is fair, from a financial point of view, to holders of Common Shares.

Background

      The growth of the Canadian income trust market over the past seven years has been one of the most significant trends in the Canadian capital markets. During that time, the trust sector has grown from a handful of under-followed conventional oil and gas trusts, to a sector with a market capitalization approaching $40 billion.

The Conversion

      Pursuant to the Conversion, Shareholders will effectively exchange their Common Shares for Units of the Fording Income Trust, a trust that will be established as part of the Arrangement. Upon completion of the Arrangement, the Fording Income Trust will own all of the common shares and subordinated notes of a successor to the Corporation (“Amalco”). Following completion of the Arrangement, Amalco will carry on the business currently undertaken by the Corporation and, accordingly, existing Shareholders will continue to own, indirectly, an economic interest in such business by virtue of their holdings of Units.

      The proposed Arrangement is subject to court and Shareholder approval. In addition, completion of the Arrangement will be subject to the receipt of certain contractual and regulatory approvals.

      Fording intends to apply to list the Units on both the Toronto and New York stock exchanges in substitution of the Corporation’s current listings of its Common Shares.

      In addition to the opinion provided by RBC, the Board of Directors is of the view that the income trust structure provides an effective model for both the support of operations and the return of available cash flow to unitholders of the Fording Income Trust and is a more efficient structure to return cash flow to Shareholders than would be available under the current corporate structure.

      Income trusts are generally valued on the basis of an expected yield on cash distributions. Fording expects that the income trust structure will result in more favourable valuations for the Units than the historical trading range for the Common Shares, thereby enhancing Fording’s access to equity capital and providing a more attractive form of non-cash consideration to be utilized in future acquisitions. Further, the decision to pursue the Conversion does not preclude other value enhancing alternatives that Fording’s Board of Directors and its financial advisors will continue to canvass and evaluate.

      Under the proposed conversion of Fording to an income trust structure, the Board of Directors has unanimously determined to adopt a structure that does not require management services to be provided by an outside management corporation and anticipates that the existing management will continue to manage the Corporation’s business and will receive compensation at levels substantially similar to what they currently receive.

SHAREHOLDER RIGHTS PLAN

      The Board of Directors has been advised by Osler, Hoskin & Harcourt LLP that the Offer currently constitutes a “permitted bid” for the purposes of the Corporation’s Shareholder Rights Plan.

INTENTIONS OF DIRECTORS, OFFICERS AND CERTAIN SHAREHOLDERS OF FORDING WITH RESPECT TO THE OFFER

      The Board of Directors has made reasonable inquires of each Director and senior officer of Fording, their respective associates, any person or company holding more than 10% of any class of equity securities of Fording and any person or company acting jointly or in concert with Fording. The directors and senior officers of Fording, together with their respective associates, have indicated their intention to REJECT the Offer and NOT TENDER their respective Common Shares to the Offer.

PRINCIPAL SHAREHOLDERS OF FORDING

      As at November 5, 2002, the issued and outstanding capital of Fording consisted of 50,650,499 Common Shares. The Directors and senior officers of Fording, after reasonable inquiry, do not know of any person or corporation who beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the outstanding Common Shares at such date.

DIRECTORS AND OFFICERS OF FORDING AND OWNERSHIP OF SECURITIES

      The following table indicates the names of the directors and senior officers of Fording, their positions with Fording and the securities of Fording directly or indirectly beneficially owned by them or their associates, or over which they exercise control or direction. No Fording securities are owned, directly or indirectly, or controlled by any person acting jointly or in concert with Fording.

		Number of	Number of
		Common	Restricted	Number of
Name	Office with Fording	Shares (1)	Shares (2)	Options (3)

J.G. Gardiner	Director, President and Chief Executive Officer	30,223	1,551	136,060
M.A. Grandin	Director	2,130	—	26,940
R.F. Haskayne, O.C., F.C.A.	Director and Chairman of the Board	29,990	—	12,000
J.H. Morrish	Director	2,000	—	12,000
R.B. Peterson	Director	1,500	—	8,000
R. Phillips, O.C.	Director	1,500	—	12,000
J.L. Popowich	Director and Executive Vice President	6,166	929	50,318
H.G. Schaefer, F.C.A. (4)	Director	10,132	—	12,000
J.B. Zaozirny, Q.C.	Director	3,000	—	12,000
D.A. Brown	General Manager, Highvale/ Whitewood	—	470	5,834
E.G. Eberth	Vice President, Marketing	—	610	19,508
W.J. Foster	Vice President, British Columbia Operations	3,550	701	22,433
A.R. Hagerman, F.C.A.	Vice President and Chief Financial Officer	3,500	870	44,580
B.R. Johnston	General Manager, Willsboro	0	271	5,442
J.F. Jones (5)	Corporate Secretary	1,200	582	4,364
P.J. Koski	General Manager, Greenhills	550	561	6,708
A. Montaño	General Manager, Pilares	—	—	5,596
K.E. Myers	Treasurer	3,033	523	6,185
R.H. Noonan	General Manager, Employee Relations	170	570	6,122
D.J. Shyluk (6)	Vice President, Projects and Development	5,300	701	29,931
J.M. Somers	Vice President, NYCO Sales	—	—	27,409
T.E. Pierce	Controller	412	396	3,070
T. Skinner	General Manager, Information Systems	1,749	484	5,132
D.A. Stokes	General Manager, Coal Mountain	1,632	142	6,052
E.G. Wusaty	Mine Manager, Genesee	—	—	2,000

(1)	The number of Common Shares indicated in the column represents, in each case, less than one percent of the outstanding Common Shares.

(2)	Restricted shares are Common Shares acquired through the Corporation’s Employee Share Purchase Plan with participant contributions that have not been held in the participant account for the requisite period of time (the “hold period”). If a participant’s restricted shares are withdrawn before expiry of the hold period, the Common Shares which are purchased with matching Fording contributions are forfeited.

(3)	Each option entitles the holder to purchase one Common Share.

(4)	5,132 Common Shares are beneficially held by members of Mr. Schaefer’s immediate family.

(5)	162 Common Shares are beneficially held by members of Mr. Jones’ immediate family.

(6)	2,000 Common Shares are beneficially held by members of Mr. Shyluk’s immediate family.

TRADING IN SECURITIES OF FORDING

      Neither Fording nor the directors or officers of Fording nor, to the knowledge of the directors and officers of Fording, after reasonable inquiry, their respective associates, nor any person or company who beneficially owns or exercises control or direction over more than 10% of the Common Shares and no person acting jointly or in concert with Fording, traded any Common Shares of Fording during the six month period preceding the date of this Directors’ Circular, except as set forth on Schedule “C”.

      The purchases made by the Corporation reflected on Schedule “C” were made pursuant to Fording’s normal course issuer bid.

ISSUANCE OF SECURITIES

      No Common Shares or securities convertible into Common Shares have been issued to any of the directors or senior officers of Fording during the two year period preceding the date of this Directors’ Circular, except as set forth on Schedule “D”.

ARRANGEMENTS BETWEEN FORDING AND ITS DIRECTORS AND SENIOR OFFICERS

      Fording has agreements with certain members of senior management that provide for payment of certain severance benefits if (a) a change in control of Fording occurs, and (b) within a two or three year period following the change in control, the individual’s employment is terminated by Fording other than for cause, retirement or death, or by the individual for certain defined reasons such as a change in responsibilities or a reduction in salary or benefits. In such event, the individual will receive a lump-sum change in control payment equal to the compensation that would have been earned through the end of either a 24 or 36 month severance period depending on the individual.

      In addition to the lump-sum severance payment, the change in control agreements provide that the individual is entitled to certain benefits, including payments under Fording’s compensation plans and continuation of certain insurance plan benefits, for the duration of the severance period. Under these agreements, a “change in control” is defined to include: (a) the acquisition by a person, or by persons acting jointly, of 20% of the outstanding voting shares of Fording; (b) Fording disposing of all or substantially all of its assets; or (c) the Board of Directors determining that a change of control has occurred.

      Fording also has a letter agreement with an officer, which provides for repatriation to Canada in the event the Corporation or a successor sells, closes or ceases to operate a certain foreign operation of the Corporation. Pursuant to such letter agreement, the Corporation must provide comparable employment to the officer in Canada and if such employment is not provided, the individual is entitled to a lump-sum severance payment in an amount equal to two years worth of base salary.

      Fording has granted stock options to its Directors, senior officers and other employees. Pursuant to the terms of its employee and directors’ stock option plans, the Offer constitutes a “take-over bid”, which causes all of the unvested options held by optionholders to vest immediately.

      Employee optionholders may exercise their options at any time during the period ending on the earlier of (a) the expiration date of the Offer (currently December 27, 2002, but subject to change), and (b) the expiry date of the options, in either event solely for the purpose of depositing the Common Shares received upon the exercise of the option into the Offer or by electing the cashless exercise. Director optionholders do not have the option of the cashless exercise of their options.

      Fording maintains insurance for the benefit of directors and officers of Fording and its subsidiaries against liability incurred by them in their capacity as directors and officers.

      Fording has indemnification agreements with its directors and officers whereby Fording agrees to indemnify such directors and officers from losses, costs or damages incurred or sustained by them acting in the capacity of director or officer. Pursuant to the terms of the indemnification agreements, Fording has agreed to purchase and maintain, or cause to be purchased and maintained, while directors and officers of the Corporation remain in office and for a period of seven years thereafter, directors’ and officers’ errors and omissions insurance for the benefit of such directors and officers.

      The Corporation has a services agreement dated as of January 1, 2002 with Strategic Assessment Corporation and John Somers (the “Services Agreement”) pursuant to which John Somers of Calgary, Alberta was engaged to direct and manage Fording’s industrial minerals marketing business. Strategic Assessment Corporation’s address is 720 Broadway Avenue, Saskatoon, Saskatchewan S7N 1B4. The amounts paid under the Services Agreement include a monthly payment of approximately $19,287 and the reimbursement of all travel and other expenses incurred in connection with the performance of the Services Agreement. The Services Agreement also provides for certain performance-based bonuses. The Services Agreement is renewable, at the option of Fording, for successive one year terms and may be terminated by Fording for any reason upon one month’s written notice.

ARRANGEMENTS BETWEEN SHERRITT, TEACHERS OR THE OFFEROR

AND DIRECTORS, SENIOR OFFICERS AND SHAREHOLDERS OF FORDING

      No contract, arrangement or agreement has been made or is proposed to be made between Sherritt, Teachers or the Offeror and any Directors or senior officers of Fording and no payment or other benefit is proposed to be made or given by Sherritt, Teachers or the Offeror to any Directors or senior officers of Fording by way of compensation for loss of office or as to their remaining in or retiring from office if the Offer is successful, other than has been disclosed under the heading “Arrangements Between Fording and its Directors and Senior Officers”.

      None of the Directors and senior officers of Fording is a director or senior officer of Sherritt, Teachers or the Offeror or any subsidiary or affiliate of Sherritt, Teachers or the Offeror.

INTEREST OF DIRECTORS AND SENIOR OFFICERS OF FORDING

IN MATERIAL CONTRACTS OF SHERRITT, TEACHERS OR THE OFFEROR

      None of the Directors and senior officers of Fording, their respective associates, nor, to the knowledge of the Directors and senior officers of Fording after reasonable inquiry, any person or company holding more than 10% of the Common Shares, has any interest in any material contract to which Sherritt, Teachers or the Offeror is a party.

OWNERSHIP OF SECURITIES OF SHERRITT, TEACHERS OR THE OFFEROR

      None of Fording, its Directors or senior officers, or to the knowledge of the Directors and senior officers of Fording, after reasonable inquiry, any associates of the Directors or senior officers of Fording, any person or company holding more than 10% of the Common Shares or any person or company acting jointly or in concert with Fording, owns or exercises control or direction over any securities of any class of Sherritt, Teachers or the Offeror, except that Mr. Haskayne, together with his spouse, own $2,130,000 principal amount of 6% convertible debentures of Sherritt due December 15, 2006.

MATERIAL CHANGES

      Except as disclosed or referred to in the Directors’ Circular, to the knowledge of the Directors and senior officers of the Corporation, after reasonable inquiry, there has been no material change in the affairs or prospects of the Corporation since the date of the publication of its last financial statements, being the interim unaudited financial statements of the Corporation for the third quarter ended September 30, 2002, and there is no information contained in such financial statements that is materially misleading because of events subsequent to their publication or any other information which has not been generally disclosed to the public that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

STATUTORY RIGHTS OF ACTION

      Securities legislation in certain of the Provinces and Territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their Province or Territory for particulars of those rights or consult with a lawyer.

OTHER INFORMATION

      There is no information not disclosed in this Directors’ Circular, but known to the Directors of Fording, which would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

      RBC has been retained to provide the Board of Directors with an opinion as to whether the Offer is fair to the holders of Common Shares from a financial point of view. RBC has also been retained to advise on strategic alternatives which may enhance Shareholder value, including the Conversion. In consideration of the above services, RBC will receive a fee for its services as financial advisor.

      The principal office of Fording is located at Suite 1000, 205 – 9th Avenue SE, Calgary, Alberta T2G 0R4. The principal office of the Offeror is located at 1133 Yonge Street, Toronto, Ontario, M4T 2Y7.

APPROVAL OF DIRECTORS’ CIRCULAR

      The contents of this Directors’ Circular and the sending thereof have been unanimously approved by the Board of Directors.

CERTIFICATE

November 6, 2002

      The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

By Order of the Board of Directors,

Richard F. Haskayne Chairman of the Board of Directors	James G. Gardiner President, Chief Executive Officer and a Director

James F. Jones Corporate Secretary

SCHEDULE “A”

CONSENT OF RBC DOMINION SECURITIES INC.

To: The Directors of Fording Inc.

      We hereby consent to the reference to our name and to our opinion and to the inclusion of the text of our opinion as Schedule “B” to the Directors’ Circular dated November 6, 2002 in connection with the offer by Sherritt Coal Acquisition Inc. to the Shareholders of Fording.

Calgary, Alberta

November 6, 2002

(Signed) RBC DOMINION SECURITIES INC.

RBC Dominion Securities Inc.

SCHEDULE “B”

OPINION OF RBC DOMINION SECURITIES INC.

RBC Dominion Securities Inc. Suite 1100, Bankers Hall West 888 – 3 Street S.W. Calgary, Alberta T2P 5C5 Tel: (403) 299-7111 Fax: (403) 299-6900

November 4, 2002

The Board of Directors

Fording Inc.
Suite 1000, Fording Place
205 Ninth Avenue, S.E.
Calgary, Alberta
T2G 0R4

To the Board:

      RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, understands that Sherritt Coal Acquisition Inc. (the “Offeror”) has made an offer (the “Offer”) to purchase all of the outstanding Common Shares (the “Shares”) of Fording Inc. (“Fording” or the “Company”) for consideration consisting of $29.00 per Share in cash. The terms of the Offer are more fully described in a take-over bid dated October 25, 2002 (the “Circular”), which has been mailed to the holders of the Shares (the “Shareholders”) in connection with the Offer.

      The Company has retained RBC to provide advice and assistance to the board of directors (the “Board”) of the Company in evaluating the Offer, including the preparation and delivery to the Board of RBC’s opinion as to the adequacy of the consideration under the Offer from a financial point of view to the Shareholders other than the Offeror and its affiliates, as defined in the Securities Act (Ontario), (the “Fairness Opinion”). RBC has not prepared a valuation of the Company or any of its securities or assets and the Fairness Opinion should not be construed as such.

Engagement

      RBC has been working with the Board to advise on various value enhancing alternatives for the Company, including the conversion of the Company into an income trust (the “Conversion”), since July 2002. RBC was formally engaged by the Board pursuant to an agreement between the Company and RBC (the “Engagement Agreement”) dated as of September 25, 2002. The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor, including fees that are contingent on a change of control of the Company or certain other events. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the directors’ circular to be mailed to the Shareholders (the “Directors’ Circular”) and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada. Pursuant to this engagement letter, on October 21, 2002 RBC delivered to the Board RBC’s opinion that the consideration under the Conversion was fair from a financial point of view to Shareholders.

      RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, the Offeror or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, the Offeror or the Offer.

Credentials of RBC Dominion Securities

      RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

      In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.	the Circular;

2.	the most recent draft dated November 2, 2002 of the Directors’ Circular (the “Draft Director’s Circular”);

3.	audited financial statements of the Company for each of the five years ended December 31, 2001;

4.	the unaudited interim report of the Company for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002;

5.	the annual report of the Company for the year ended December 31, 2001;

6.	the Notice of Annual Meeting of Shareholders and Management Information Circular of the Company for the year ended December 31, 2001;

7.	the annual information form of the Company for the year ended December 31, 2001;

8.	the arrangement circular dated August 3, 2001 pertaining to the reorganization of Canadian Pacific Limited into five separate publicly trading companies, one of which was Fording;

9.	financial projections under various scenarios for the Company prepared by management on a consolidated basis and segmented by mining operation for the five years ending December 31, 2003 through 2007 as well as the fourth quarter ending December 31, 2002;

10.	financial information of the Company prepared on a segmented basis by operation for the five years ending December 31, 1997 through 2001 as well as for the nine months ended September 30, 2002;

11.	information regarding the tax position as well as the corporate structure of the Company;

12.	discussions with senior management of the Company;

13.	discussions with the Company’s legal and tax counsel;

14.	discussions with the Company’s auditors;

15.	public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant;

16.	public information with respect to other transactions of a comparable nature considered by us to be relevant;

17.	public information regarding the North American and international coal industries;

18.	representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinion is based;

19.	reports by equity market analysts commenting on Fording, the Conversion and the Offer; and

20.	such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

      RBC has not, to the best of its knowledge, been denied access by the Company to any information requested by RBC.

Assumptions and Limitations

      With the Board’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company, and their consultants and advisors (collectively, the “Information”). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

      Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Offer and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Offer necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

      In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Offer will be met and that the disclosure provided or incorporated by reference in the Circular and Draft Directors’ Circular with respect to the Company and its subsidiaries and affiliates and the Offer is accurate in all material respects.

      The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Offer.

      The Fairness Opinion has been provided for the use of the Board and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of RBC. The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

      RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any Shareholder as to whether to tender their Shares to the Offer.

Fairness Conclusion

      Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Offer is inadequate from a financial point of view to the Shareholders other than the Offeror and its affiliates.

Yours very truly,

(Signed) RBC Dominion Securities Inc.

RBC Dominion Securities Inc.

SCHEDULE “C”

TRADING IN COMMON SHARES OF FORDING

		Number of	Price per
		Common Shares	Common
Name	Date of Trade	Purchased (Sold)	Share

Fording Inc.	May 6, 2002	7,700	$30.72
Fording Inc.	May 7, 2002	38,400	$30.72
Fording Inc.	May 8, 2002	200	$30.90
Fording Inc.	May 9, 2002	8,000	$30.69
Fording Inc.	May 10, 2002	12,500	$30.68
Fording Inc.	May 13, 2002	340,400	$30.11
Fording Inc.	May 14, 2002	2,400	$29.90
Fording Inc.	May 15, 2002	7,500	$29.77
Fording Inc.	May 16, 2002	3,400	$29.78
Fording Inc.	May 17, 2002	1,700	$29.79
Fording Inc.	May 21, 2002	1,400	$29.74
Fording Inc.	May 22, 2002	4,100	$29.75
Fording Inc.	May 24, 2002	2,200	$29.80
Fording Inc.	May 27, 2002	9,500	$29.69
Fording Inc.	May 28, 2002	2,000	$29.65
Fording Inc.	May 29, 2002	500	$30.00
J.F. Jones	May 31, 2002	(1,500)	$32.00
A.R. Hagerman	June 3, 2002	(3,500)	$32.70
Fording Inc.	June 6, 2002	2,000	$32.13
Fording Inc.	June 7, 2002	8,500	$31.61
Fording Inc.	June 11, 2002	1,400	$31.65
Fording Inc.	June 12, 2002	3,400	$31.50
Fording Inc.	June 13, 2002	6,100	$31.15
Fording Inc.	June 14, 2002	9,200	$30.70
Fording Inc.	June 17, 2002	8,800	$29.92
Fording Inc.	June 18, 2002	19,000	$29.71
Fording Inc.	June 19, 2002	29,700	$29.24
Fording Inc.	June 20, 2002	15,300	$28.84
Fording Inc.	June 21, 2002	10,800	$28.78
Fording Inc.	June 24, 2002	13,500	$29.75
Fording Inc.	June 25, 2002	31,900	$28.37
Fording Inc.	June 26, 2002	4,700	$28.23
Fording Inc.	June 27, 2002	3,300	$28.63
Fording Inc.	June 28, 2002	9,000	$28.91
Fording Inc.	July 2, 2002	16,500	$28.07
Fording Inc.	July 25, 2002	110,600	$25.04
K.E. Myers	July 25, 2002	1,000	$24.75
Fording Inc.	July 26, 2002	57,100	$24.82
D.A. Stokes	July 26, 2002	22	$25.00

		Number of	Price per
		Common Shares	Common
Name	Date of Trade	Purchased (Sold)	Share

W.J. Foster	July 29, 2002	500	$25.30
Fording Inc.	July 30, 2002	11,000	$24.98
Fording Inc.	July 31, 2002	3,000	$25.05
Fording Inc.	August 1, 2002	8,000	$24.85
Fording Inc.	August 2, 2002	4,000	$25.00
Fording Inc.	August 6, 2002	6,000	$24.95
Fording Inc.	August 7, 2002	2,000	$25.24
J.F. Jones	August 7, 2002	100	$25.25
J.F. Jones	August 7, 2002	100	$25.25
Fording Inc.	August 8, 2002	3,600	$25.25
J.F. Jones	August 8, 2002	400	$25.25
Fording Inc.	August 9, 2002	19,000	$24.87
Fording Inc.	August 12, 2002	5,000	$24.89
Fording Inc.	August 13, 2002	1,900	$25.03
J.B. Zaozirny	August 13, 2002	1,000	$25.20
Fording Inc.	August 14, 2002	69,200	$23.81
Fording Inc.	August 15, 2002	8,300	$23.70
Fording Inc.	August 16, 2002	5,300	$23.66
Fording Inc.	August 19, 2002	8,900	$23.67
Fording Inc.	August 20, 2002	3,300	$23.77
Fording Inc.	August 21, 2002	7,000	$24.03
Fording Inc.	August 22, 2002	20,700	$23.64
Fording Inc.	August 27, 2002	10,500	$23.52
Fording Inc.	August 28, 2002	1,000	$23.46
Fording Inc.	August 29, 2002	14,300	$23.48
Fording Inc.	August 30, 2002	34,000	$23.49
Fording Inc.	September 3, 2002	20,900	$23.28
Fording Inc.	September 4, 2002	4,800	$23.64
Fording Inc.	September 5, 2002	26,000	$23.74
Fording Inc.	September 6, 2002	32,000	$23.21
Fording Inc.	September 9, 2002	13,900	$23.24
Fording Inc.	September 10, 2002	8,100	$23.14
Fording Inc.	September 12, 2002	36,000	$22.97
Fording Inc.	September 13, 2002	7,800	$22.74
Fording Inc.	September 16, 2002	3,900	$22.72
Fording Inc.	September 17,2002	28,100	$22.87
Fording Inc.	September 18, 2002	7,300	$22.98
D.A. Stokes	September 18, 2002	10	$23.16
Fording Inc.	September 19, 2002	11,000	$22.96
Fording Inc.	September 20, 2002	35,800	$22.71
Fording Inc.	September 23, 2002	10,500	$22.30
Fording Inc.	September 24, 2002	13,100	$22.14

C-2

SCHEDULE “D”

SECURITIES ISSUED

Name	Date of Issuance	Number of Securities	Price

J.G. Gardiner	October 1, 2001	2,182	$11.84
	October 1, 2001	3,320	$12.30
	October 1, 2001	1,660	$12.30
	October 10, 2001	50,934	$20.86
	October 10 2001	25,466	$20.86
	February 15, 2002	58,000	$27.60
M.A. Grandin	October 1, 2001	9,960	$12.30
	October 1, 2001	4,980	$11.84
	October 10, 2001	8,000	$21.43
	April 23, 2002	4,000	$31.06
R.F. Haskayne, O.C., F.C.A.	October 10, 2001	8,000	$21.43
	April 23, 2002	4,000	$31.06
J.H. Morrish	October 10, 2001	8,000	$21.43
	April 23, 2002	4,000	$31.06
R.B. Peterson	April 23, 2002	8,000	$31.06
R. Phillips, O.C.	October 10, 2001	8,000	$21.43
	April 23, 2002	4,000	$31.06
J.L. Popowich	October 1, 2001	1,374	$14.06
	October 1, 2001	2,324	$11.84
	October 1, 2001	1,626	$12.30
	October 10, 2001	17,030	$20.86
	October 10, 2001	8,514	$20.86
	February 15, 2002	19,450	$27.60
H.G. Schaefer, F.C.A.	October 10, 2001	8,000	$21.43
	April 23, 2002	4,000	$31.06
J.B. Zaozirny, Q.C.	October 10, 2001	8,000	$21.43
	April 23, 2002	4,000	$31.06
D.A. Brown	October 1, 2001	842	$14.06
	October 10, 2001	2,552	$20.86
	February 15, 2002	2,440	$27.60
E.G. Eberth	October 1, 2001	270	$14.06
	October 10, 2001	9,768	$20.86
	February 15, 2002	9,470	$27.60
W.J. Foster	October 1, 2001	589	$14.06
	October 10, 2001	10,694	$20.86
	February 15, 2002	11,150	$27.60

Name	Date of Issuance	Number of Securities	Price

A.R. Hagerman, F.C.A.	October 1, 2001	274	$14.06
	October 1, 2001	756	$14.82
	October 1, 2001	2,141	$11.84
	October 1, 2001	1,494	$12.30
	October 10, 2001	15,988	$20.86
	October 10, 2001	7,992	$20.86
	February 15, 2002	18,130	$27.60
B.R. Johnston	October 10, 2001	2,772	$20.86
	February 15, 2002	2,670	$27.60
J.F. Jones	October 10, 2001	2,204	$20.86
	February 15, 2002	2,160	$27.60
P.J. Koski	October 1, 2001	656	$14.06
	October 10, 2001	3,092	$20.86
	February 15, 2002	2,960	$27.60
A. Montaño	October 10, 2001	2,906	$20.86
	February 15, 2002	2,690	$27.60
K.E. Myers	October 1, 2001	599	$14.06
	October 10, 2001	2,826	$20.86
	February 15, 2002	2,760	$27.60
R.H. Noonan	October 10, 2001	3,092	$20.86
	February 15, 2002	3,030	$27.60
T.E. Pierce	October 10, 2001	1,000	$20.86
	February 15, 2002	2,070	$27.60
D.J. Shyluk	October 1, 2001	322	$8.83
	October 1, 2001	752	$8.28
	October 1, 2001	693	$9.35
	October 1, 2001	1,419	$14.06
	October 1, 2001	613	$7.83
	October 1, 2001	499	$14.06
	October 1, 2001	1,361	$11.84
	October 1, 2001	913	$12.30
	October 10, 2001	10,672	$20.86
	October 10, 2001	5,336	$20.86
	February 15, 2002	11,150	$27.60
	February 27, 2002	322	$8.83
	February 27, 2002	752	$8.28
	February 27, 2002	693	$9.35
	February 27, 2002	920	$14.06
	February 27, 2002	613	$7.83
T. Skinner	October 10, 2001	2,602	$20.86
	February 15, 2002	2,530	$27.60

D-2

Name	Date of Issuance	Number of Securities	Price

J.M. Somers	October 1, 2001	913	$12.30
	October 10, 2001	10,678	$20.86
	October 10, 2001	5,338	$20.86
	February 15, 2002	10,480	$27.60
D.A. Stokes	October 10, 2001	3,092	$20.86
	February 15, 2002	2,960	$27.60
E.G. Wusaty	October 10, 2001	1,000	$20.86
	February 15, 2002	1,000	$27.60

D-3